[Rochester Medical Logo]

FOR RELEASE at 3:05 P.M., C.S.T
January 20, 2004

Rochester Medical Reports First Quarter Results

Stewartville, MN January 20, 2004

Rochester Medical Corporation (NASDAQ: ROCM) today announced operating results for its first quarter ending December 31, 2003.

The Company reported sales of $3,348,000 for the quarter compared to $3,539,000 for the first quarter of last year. It also reported a net income of $64,000 or $.01 per share compared to $61,000 or $.01 per share for the first quarter of last year. The 5% overall decrease in revenues resulted from an $800,000 decrease in sales to a single private label customer offset by a 24% increase in sales to other customers. Earnings remained relatively constant, however, due to improved margins. The decrease in sales to the single private label customer was related to timing of international deliveries and is not indicative of a decreasing sales trend to that customer.

Commenting on the quarter, Company CEO and President Anthony J. Conway said, “Except for the timing of sales to the one private label customer we had a solid quarter. Other sales were up 24%, and costs were in line with expectations. We are seeing continued growth in our base products sales and increasing acceptance of our advanced antibacterial and hydrophilic intermittent catheters. U.S. and European introduction of our Hydrophilic Intermittent Catheter through our Private Label Partner in the U.S. and Europe is imminent. We continue exploring other strategic relationships which can help spur additional future growth. I am optimistic about the future and expect sales and earnings growth in the second quarter.”

The immediately preceding statement contains forward-looking statements that involve risks and uncertainties, including the uncertainty of gaining acceptance of the anti- infection catheters and hydrophilic catheters in the marketplace, the uncertainty of new product introductions, the uncertainty of gaining new strategic relationships, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, as well as other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual report on Form 10-K (Part II, Item 6) for the year ended September 30, 2003.

Rochester Medical Corporation develops, manufactures, and markets latex-free disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical brand and under private label arrangements.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. For product information on the FemSoft Insert call 1-800-FEMSOFT. More information about Rochester Medical is available on its website at http://www.rocm.com

Rochester Medical Corporation
Press Release — F04 First Quarter

Condensed Balance Sheets

	December 31,	September 30,
	2003	2003

Assets
Current Assets
Cash and equivalents	$1,756,818	$1,764,499
Marketable securities	4,191,560	4,201,736
Accounts receivable	2,329,643	2,454,310
Inventories	3,757,935	3,542,619
Prepaid expenses and other assets	435,285	272,245

Total current assets	12,471,241	12,235,409
Property and equipment	8,382,774	8,663,662
Intangible assets	214,561	225,597

	$21,068,576	$21,124,668

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$888,631	$507,580
Accrued expenses	639,769	1,098,578
Short-term debt	34,000	34,000
Current Maturities of Capital Leases	40,750	40,263
Deferred revenue	157,143	157,143

Total current liabilities	1,760,293	1,837,564
Long-term debt
Long term debt	102,000	102,000
Capital leases, less current portion	151,686	164,806
Deferred revenue	839,286	878,571

Total long term debt	1,092,972	1,145,377
Stockholders’ equity	18,215,311	18,141,727

	$21,068,576	$21,124,668

Rochester Medical Corporation
Press Release — F04 First Quarter

Summary Statements of Operations

	Three months ended
	December 31,

	2003	2002

Sales	$3,348,474	$3,538,657
Cost of sales	2,153,705	2,339,839

Gross profit	1,194,769	1,198,818
Gross profit %	36%	34%
Costs and expense:
Marketing and selling	510,665	551,038
Research and development	176,771	206,883
General and administrative	456,581	422,364

Total operating expenses	1,144,017	1,180,285

Income from operations	50,752	18,533
Other income (expense):
Interest income	24,130	45,089
Interest expense	(11,294)	(2,464)

Other income, net	12,836	42,625
Net Income	$63,588	$61,158

Earnings per common share — Basic	$0.01	$0.01

Earnings per common share — Diluted	$0.01	$0.01

Shares in per share computation Basic	5,427,709	5,330,973

Shares in per share computation Diluted	5,725,215	5,525,923